STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the
undersigned Trust executed the following Certificate of Amendment:

1.           Name of Statutory Trust: Ziegler Capital Management Investment Trust

2.           The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

“1. Name: The name of the statutory trust is Trust for Advised Portfolios (the “Trust”).”
[set forth amendment(s)]

3.           (Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 13th day of January, 2014 A.D.

By:            /s/ Ian A. Martin
     Trustee

Name:           Ian A. Martin